UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

WESTFIELD FINANCIAL, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 13, 2009

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Westfield Financial, Inc., the holding company for Westfield Bank, which will be held on May 21, 2009 at 10:00 a.m., Eastern Time, at the Sheraton Springfield Monarch Place Hotel, located at 1 Monarch Place, Springfield, Massachusetts 01144.

The attached Notice of Annual Meeting of Shareholders and proxy statement describe the formal business that we will transact at the Annual Meeting. In addition to the formal items of business, management will report on the operations and activities of Westfield Financial and Westfield Bank, and you will have an opportunity to ask questions.

The Board of Directors of Westfield Financial has determined that an affirmative vote on the matters to be considered at the Annual Meeting is in the best interests of Westfield Financial and its shareholders and unanimously recommends a vote “FOR” these matters.

Please complete, sign and return the enclosed proxy card promptly, whether or not you plan to attend the Annual Meeting. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the Annual Meeting but will assure that your vote is counted if you cannot attend.

On behalf of the Board of Directors and the employees of Westfield Financial and Westfield Bank, we thank you for your continued support and look forward to seeing you at the Annual Meeting.

Sincerely yours,

James C. Hagan

Chief Executive Officer

IF YOU HAVE ANY QUESTIONS, PLEASE CALL US AT (413) 568-1911

WESTFIELD FINANCIAL, INC.

141 Elm Street

Westfield, Massachusetts 01085

(413) 568-1911

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE	Thursday, May 21, 2009

TIME	10:00 A.M. Eastern Time

PLACE	Sheraton Springfield Monarch Place Hotel 1 Monarch Place Springfield, Massachusetts 01144

ITEMS OF BUSINESS	(1) Election of the four nominees named in the attached proxy statement as directors to serve on the Board of Directors for a term of office stated;

(2) Ratification of the appointment of Wolf & Company, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

(3) Consideration of any other business properly brought before the meeting, and any adjournment or postponement thereof.

RECORD DATE	The record date for the Annual Meeting is March 23, 2009. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

PROXY VOTING

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please submit the enclosed proxy or voting instructions by mail. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Submitting a proxy or voting instructions will not prevent you from attending the Annual Meeting and voting in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

By Order of the Board of Directors,

James C. Hagan

Chief Executive Officer

Westfield, Massachusetts

April 13, 2009

WESTFIELD FINANCIAL, INC.

141 Elm Street

Westfield, Massachusetts 01085

(413) 568-1911

PROXY STATEMENT

FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 21, 2009

INFORMATION ABOUT THE ANNUAL MEETING

General

Westfield Financial, Inc., a Massachusetts-chartered stock holding company, is registered as a savings and loan holding company with the Office of Thrift Supervision and owns all of the capital stock of Westfield Bank. Westfield Financial’s common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “WFD.” As used in this proxy statement, “we”, “us” and “our” refer to Westfield Financial and/or its subsidiaries, depending on the context. The term “Annual Meeting,” as used in this proxy statement, includes any adjournment or postponement of such meeting.

We have sent you this proxy statement and enclosed proxy card because the Board of Directors is soliciting your proxy to vote at the Annual Meeting. This proxy statement summarizes the information you will need to know to cast an informed vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. You may simply complete, sign and return the enclosed proxy card and your votes will be cast for you at the Annual Meeting. This process is described below in the section entitled “Voting Rights.”

We began mailing this proxy statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy card on or about April 13, 2009 to all shareholders entitled to vote. If you owned common stock of Westfield Financial at the close of business on March 23, 2009, the record date, you are entitled to vote at the Annual Meeting. On the record date, there were 31,195,205 shares of common stock outstanding.

Voting Rights

Only shareholders of record at the close of business on March 23, 2009 will be entitled to vote at the Annual Meeting. On this record date, there were 31,195,205 shares of common stock outstanding and entitled to vote.

If on March 23, 2009 your shares were registered directly in your name with our transfer agent, Registrar and Transfer Company, then you are a stockholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. The number of shares you own (and may vote) is listed at the top of the back of the proxy card.

Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card by mail or vote by proxy over the telephone or the Internet as instructed below to ensure your vote is counted.

Voting Procedures

Stockholder of Record: Shares Registered in Your Name

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For any other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

If you are a stockholder of record, you may a) vote in person at the Annual Meeting or b) vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

▪

To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

▪

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

If you sign the proxy card but do not make specific choices, your proxy will vote your shares FOR the proposals set forth in the Notice of Annual Meeting of Shareholders.

If any other matter is presented, your proxy will vote the shares represented by all properly executed proxies on such matters as a majority of the Board of Directors determines. As of the date of this proxy statement, we know of no other matters that may be presented at the Annual Meeting, other than that listed in the Notice of Annual Meeting of Shareholders.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card and voting instructions to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank, if applicable. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Employee Stock Ownership Plan

Each participant in the Employee Stock Ownership Plan Trust of Westfield Financial, Inc. (the “ESOP”) has the right to direct First Bankers Trust Services, Inc., as trustee of the ESOP (the “Trustee”), as to how to vote his or her proportionate interests in all allocated shares of common stock held in the ESOP. The Trustee will vote any unallocated shares, as well as any allocated shares as to which no voting instructions are received, in the same proportion as the shares for which voting instructions have been received. The Trustee’s duties with respect to voting the common stock in the ESOP is governed by the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The fiduciary provisions of ERISA may require, in certain limited circumstances, that the Trustee override the votes of participants with respect to the common stock held by the Trustee and to determine, in the Trustee’s best judgment, how to vote the shares.

401(k) Plan

Each participant in the 401(k) Plan of Westfield Financial, Inc. (the “401(k) Plan”) has the right to direct Delaware Charter & Trust Company, a Delaware Corporation conducting business under the trade name of The Principal Trust Company, as trustee of the 401(k) Plan (the “Trustee”), as to how to vote his or her proportionate interests in all allocated shares of common stock held in the 401(k) Plan. The Trustee will vote any unallocated shares, as well as any allocated shares as to which no voting instructions are received, in the same proportion as the shares for which voting instructions have been received. The Trustee’s duties with respect to voting the common stock in the 401(k) Plan is governed by the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The fiduciary provisions of ERISA may require, in certain limited circumstances, that the Trustee override the votes of participants with respect to the common stock held by the Trustee and to determine, in the Trustee’s best judgment, how to vote the shares.

Quorum

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 31,195,205 shares outstanding and entitled to vote. Thus, the holders of 15,597,603 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

Vote Required

Proposal 1: Election of Directors. Directors will be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Plurality means that the individuals who receive the largest number of “For” votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Accordingly, the four nominees receiving the most “For” votes will be elected as directors. Abstentions and broker non-votes will not affect the outcome of the election of directors.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm. The ratification of Wolf & Company, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2009 will require “For” votes from a majority of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on this proposal. Abstentions are not counted as votes cast and they will have no effect on the vote. Similarly, broker non-votes will have no effect on the vote.

Effect of Broker Non-Votes

If your broker holds shares that you own in “street name,” the broker generally may vote your shares on routine matters even if the broker does not receive instructions from you. “Broker non-votes” are proxies received from brokers or other nominees holding shares on behalf of their clients who have not been given specific voting instructions from their clients with respect to non-routine matters. Typically, the election of directors and the ratification of the appointment of an independent registered public accounting firm is considered a routine matter by brokers and other nominees allowing them to have discretionary voting power to vote shares they hold on behalf of their clients.

If your broker returns a proxy but does not vote on a proposal, this will constitute a “broker non-vote.” A broker non-vote with respect to Proposal 1 and Proposal 2 will have no effect on the outcome of these proposals.

Confidential Voting Policy

Westfield Financial maintains a policy of keeping shareholder votes confidential. Only the Inspector of Election and certain employees of our independent tabulating agent examine the voting materials. We will not disclose your vote to management unless it is necessary to meet legal requirements.

Revoking Your Proxy

You may revoke your grant of proxy at any time before it is voted by:

▪

filing a written revocation of the proxy with the Secretary;

▪

submitting a signed proxy card bearing a later date; or

▪

attending and voting in person at the Annual Meeting.

If your shares are not registered in your own name, you will need appropriate documentation from the shareholder of record to vote personally at the Annual Meeting. Examples of such documentation include a broker’s statement, letter or other document that will confirm your ownership of shares of Westfield Financial.

Your personal attendance at the Annual Meeting does not revoke your proxy. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.

Solicitation of Proxies

We will bear the cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.

Shareholder Proposals

If you wish to submit proposals to be included in our proxy statement for the 2010 Annual Meeting of Westfield Financial shareholders, we must receive them on or before December 14, 2009, pursuant to the proxy soliciting regulations of the SEC. Nothing in this paragraph shall be deemed to require Westfield Financial to include in its proxy statement and proxy card for such meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to 17 C.F.R. §240.14a-8 of the Rules and Regulations promulgated by the SEC under the Exchange Act.

In addition, under Westfield Financial’s Bylaws, if you wish to nominate a director or bring other business before an Annual Meeting which is not included in the proxy statement for the 2010 Annual Meeting of Shareholders, the following criteria must be met: (i) you must be a shareholder of record; (ii) you must have given timely notice in writing to the Secretary of Westfield Financial; and (iii) your notice must contain specific information required in Article I of our Bylaws.

Obtaining an Annual Report on Form 10-K

We will provide a copy of our 2009 Annual Report without charge, upon written request, to any registered or beneficial owner of common stock entitled to vote at the Annual Meeting. Requests should be made in writing addressed to Philip R. Smith, Secretary, Westfield Financial, Inc., 141 Elm Street, Westfield, Massachusetts 01085. The Securities and Exchange Commission (“SEC”) also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including our company.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 21, 2009.

The Proxy Statement and the Annual Report are available at

http://www.snl.com/irweblinkx/govdocs.aspx?IID=4066200.

PROPOSAL 1

ELECTION OF DIRECTORS

Upon the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated the four individuals listed in the table below for election as directors at the Annual Meeting. Nominees David C. Colton, Jr. and Donald A. Williams are currently serving on the Westfield Financial Board of Directors. If you elect all the nominees listed below, they will hold office until the Annual Meeting in 2012 or until their successors have been elected and qualified.

We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board. If for any reason these nominees prove unable or unwilling to stand for election, the Board will nominate alternates or reduce the size of the Board of Directors to eliminate the vacancy. The Board has no reason to believe that its nominees would prove unable to serve if elected.

Nominees	Term to Expire
David C. Colton, Jr.	2012
James C. Hagan	2012
Philip R. Smith	2012
Donald A. Williams	2012

Vote Required

The nominees for director who receive the most votes will be elected. If you do not vote for a nominee, or you indicate “withhold” for any nominee on your proxy card, your vote will not count “for” or “against” the nominee. You may not vote your shares cumulatively for the election of directors.

Our Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES FOR ELECTION AS DIRECTORS.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

General

Westfield Financial’s Board of Directors currently consists of nine members. The Board of Directors oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board of Directors does not involve itself in the day-to-day operations of Westfield Financial. Westfield Financial’s executive officers and management oversee our day-to-day operations. Our directors fulfill their duties and responsibilities by attending regular meetings of the Board, which are held on a quarterly basis. Our directors also discuss business and other matters with key executives and our principal external advisers (legal counsel, auditors, financial advisors and other consultants).

The name, age and length of service of each of our nominees and the continuing and retiring members of the Westfield Financial Board of Directors are set forth below:

Nominees	Age(1)	Term Expires	Position(s) Held with Westfield Financial	Director Since(2)
David C. Colton, Jr.	65	2012	Director	1980
James C. Hagan	47	2012	Director	-
Philip R. Smith	53	2012	Director and Secretary	-
Donald A. Williams	64	2012	Chairman of the Board	1983

Continuing Directors	Age(1)	Term Expires	Position(s) Held with Westfield Financial	Director Since(2)
Victor J. Carra	68	2010	Director	1995
Richard C. Placek	69	2010	Director	1979
Charles E. Sullivan	65	2010	Director	1992
Robert T. Crowley, Jr.	60	2011	Director	1999
Harry C. Lane	70	2011	Director	1978
Paul R. Pohl	67	2011	Director	1999

Retiring Director	Age(1)	Term Expires	Position(s) Held with Westfield Financial	Director Since(2)
Mary C. O’Neil	73	2009	Director	1994

(1)	At December 31, 2008.
(2)	Includes terms served on the Board of Directors of Westfield Bank, as applicable.

The principal occupation and business experience of each nominee for election as director and each continuing and retiring director of Westfield Financial are set forth below:

Nominees

David C. Colton, Jr. is the former owner and operator of The Colton Agency, Inc., an insurance agency located in Westfield, Massachusetts for the past 65 years.

James C. Hagan was appointed Chief Executive Officer effective December 31, 2008 and continues to serve as President of Westfield Financial and Westfield Bank since his appointment in June 2005. Mr. Hagan served as Chief Operating Officer of Westfield Financial and Westfield Bank from June 2005 until December 2008. Prior to that, he served as Senior Vice President and Commercial Loan Department Manager of Westfield Bank from 1998. From 1994 through 1998, Mr. Hagan was a Vice President at Westfield Bank.

Philip R. Smith is a shareholder specializing in Business and Real Estate Law at the regional firm Bacon Wilson P.C. based in Springfield, Massachusetts. Mr. Smith has served in this position since 2001 and has been practicing law for 25 years. Mr. Smith served as Clerk of the Corporation for Westfield Bank since 2000 and for Westfield Financial, Inc. since 2001.

Donald A. Williams served as President of Westfield Bank from 1983 through 2005 and Westfield Financial from its inception in 2001through 2005. Mr. Williams retired as Chief Executive Office on December 31, 2008. Mr. Williams served as both Chief Executive Officer of Westfield Bank since 1987 and Westfield Financial since its inception in 2001.

Continuing Directors

Victor J. Carra served as Executive Vice President of Westfield Bank from 1998 until 2005, and as Executive Vice President of Westfield Financial from its inception in 2001 until 2005. Since 1975, Mr. Carra served in various capacities during his employment with Westfield Bank.

Richard C. Placek is the Chairman of Commercial Distributing Company, located in Westfield Massachusetts. Mr. Placek has held this position since 1985. Prior to that, he served as General Manager.

Charles E. Sullivan is the President of Charles E. Sullivan C.P.A., Inc., a public accounting firm located in West Springfield, Massachusetts. Mr. Sullivan has served in this capacity since 1979.

Robert T. Crowley, Jr. is a Certified Public Accountant and the Managing Partner of the accounting firm of Downey, Sweeney, Fitzgerald & Co., P.C. The firm provides tax, accounting and auditing services to the public. Mr. Crowley has been a partner with this firm since 1980 and a Certified Public Accountant since 1979.

Harry C. Lane is the President of John S. Lane & Son, Inc., a quarry and asphalt company located in Westfield, Massachusetts, incorporated in 1904. Mr. Lane has served in this capacity since 1986.

Paul R. Pohl serves as the President and Owner of Chemi-Graphic, Inc., a name plate manufacturing company located in Ludlow, Massachusetts. Mr. Pohl has served in this capacity since 1964.

Retiring Director

Mary C. O’Neil is retiring from the Board of Directors of Westfield Financial and Westfield Bank in 2009. Ms. O’Neil is the former Vice President of Development and Community Relations at Noble Health Systems, located in Westfield, Massachusetts. Ms. O’Neil held this position from 1993 to 2006. Prior to that, she served as President of T.L. O’Neil Insurance Agency, Inc. She is now engaged in independent consulting in the area of philanthropy.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Donald A. Williams served as President of Westfield Bank from 1983 through 2005 and Westfield Financial from its inception in 2001through 2005. Mr. Williams retired as Chief Executive Office on

December 31, 2008. Mr. Williams served as both Chief Executive Officer of Westfield Bank since 1987 and Westfield Financial since its inception in 2001.

James C. Hagan, age 47, was appointed Chief Executive Officer effective December 31, 2008 and continues to serve as President of Westfield Financial and Westfield Bank since his appointment in June 2005.

Mr. Hagan served as Chief Operating Officer of Westfield Financial and Westfield Bank from June 2005 until December 2008. Prior to that, he served as Senior Vice President and Commercial Loan Department Manager of Westfield Bank from 1998. From 1994 through 1998, Mr. Hagan was a Vice President at Westfield Bank.

Michael J. Janosco, Jr., age 62, served as the Chief Financial Officer and Treasurer of Westfield Bank since 1999 and of Westfield Financial since its inception in 2001. Mr. Janosco retired as Chief Financial Officer and Treasurer on December 31, 2008 and currently serves as Chief Investment Officer. Mr. Janosco was previously a partner at KPMG Peat Marwick until his retirement in 1993. From 1994 to 1997, he served as the Chief Financial Officer and Treasurer of Primary Bank, located in Peterborough, New Hampshire. From October 1997 to

March 1999, he was a consultant to various banks.

Leo R. Sagan, Jr., age 46, was appointed Chief Financial Officer and Treasurer of Westfield Financial and Westfield Bank effective December 31, 2008. Prior to his appointment, Mr. Sagan served as the Vice President and Controller of Westfield Financial and Westfield Bank since 2003, as Controller of Westfield Financial and Westfield Bank from 2002 to 2003 and as Assistant Treasurer of Westfield Financial and Westfield Bank from 1999 to 2002.

Gerald P. Ciejka, age 48, serves as Vice President, General Counsel and Director of Human Resources of Westfield Financial and Westfield Bank. Mr. Ciejka was previously a partner at the Springfield, Massachusetts law firm of Bulkley, Richardson and Gelinas in the business organization and real estate departments. From 1997 to 2004, he served as branch manager and senior underwriting counsel for First American Title Insurance Company and Chicago Title Insurance Company.

Rebecca S. Kozaczka, age 58, has served as Vice President and Residential Loan Officer at Westfield Financial and Westfield Bank since 1989. She worked as a Mortgage Loan Officer from 1985 to 1987 and as Assistant Vice President from 1987 until 1989.

Deborah J. McCarthy, age 49, has served as Vice President of Westfield Financial and Westfield Bank since 2001. She is the Manager of the Operations and Information Systems Departments. She has worked for Westfield Bank in numerous capacities since 1979.

Allen J. Miles, III, age 46, was appointed Executive Vice President effective December 31, 2008. Prior to that, Mr. Miles served as Senior Vice President and Chief Lending Officer of Westfield Financial and Westfield Bank since August 2005. From 1998 to 2005 he served as Vice President and Commercial Loan Officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Under SEC rules, beneficial ownership includes any shares of common stock which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. Percentage of beneficial ownership is calculated based on 31,195,205 shares of our common stock outstanding as of March 23, 2009.

In calculating the number of shares beneficially owned and the ownership percentage, shares of common stock subject to options held by that person that are currently exercisable or become exercisable within 60 days after March 23, 2009 are deemed outstanding even if they have not actually been exercised. The shares issuable under these securities are treated as outstanding for computing the percentage ownership of the person holding these securities but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Principal Shareholders of Westfield Financial

The following table contains common stock ownership information for persons known to Westfield Financial to “beneficially own” 5% or more of Westfield Financial’s common stock, par value $0.01 per share, as of March 23, 2009. Westfield Financial obtained the information provided in the following table from filings with the SEC and from Westfield Financial.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent
Employee Stock Ownership Plan Trust of Westfield Financial, Inc. 141 Elm Street Westfield, MA 01085	2,007,057 (1)	6.4%

Keeley Asset Management Corp. Keeley Small Cap Value Fund 401 South LaSalle St., Suite 1201 Chicago, IL 60605	3,047,660 (2)	9.8%

Barclays Global Investors, N.A. Barclays Global Fund Advisors 400 Howard Street San Francisco, CA 94105	2,109,329 (3)	6.8%

(1)

The number of shares listed as beneficially owned by the Employee Stock Ownership Plan Trust of Westfield Financial, Inc. (the “ESOP”) represents the number of shares of Westfield Financial common stock (“Shares”) held by the Plan Trustee as of March 23, 2009. As of March 23, 2009, 455,591 of such Shares have been allocated to individual accounts established for participating employees and their beneficiaries, and 1,551,466 of such Shares were held, unallocated, for allocation in future years. The ESOP, through the Plan Trustee (who is instructed by the ESOP Committee), has shared voting power and dispositive power over all unallocated Shares held by the ESOP. The ESOP, acting through the Plan Trustee (who is instructed by the ESOP Committee) shares dispositive power over all allocated Shares held in the ESOP with participating employees and their beneficiaries. Participating employees and their beneficiaries have the right to determine whether Shares allocated to their respective accounts will be tendered in response to a tender offer but otherwise have no dispositive power. Any unallocated Shares are generally required to be tendered by the Plan Trustee in the same proportion as the Shares which have been allocated to the Participants is directed to be tendered. In limited circumstances, ERISA may confer upon the Plan Trustee the power and duty to control the voting and tendering of Shares allocated to the accounts of participating employees and beneficiaries who fail to exercise their voting and/or tender rights. The ESOP disclaims voting power with respect to such allocated Shares.

(footnotes continued on following page)

(2)

All information is based on a Schedule 13G filed with the SEC on February 13, 2009, filed by Keeley Asset Management Corp. and Keeley Small Cap Value Fund. As of December 31, 2008, Keeley Asset Management Corp. had beneficial ownership and sole dispositive power over 3,047,660 shares and sole voting power over 2,968,770 shares. Keeley Small Cap Value Fund was the beneficial owner of 1,815,000 shares.

(3)

All information is based on a Schedule 13G filed with the SEC on February 5, 2009, filed by Barclays Global Investors, N.A. and affiliates. As of December 31, 2008, Barclays Global Investors, N.A. was the beneficial owner of and had sole dispositive power over 1,275,502 shares and sole voting power over 1,052,213 shares. Barclays Global Fund Advisors was the beneficial owner of and had sole dispositive and voting power over 833,827 shares.

Security Ownership of Management

The following table sets forth certain information regarding the beneficial ownership of Westfield Financial’s common stock as of March 23, 2009 by: (i) each director; (ii) each of the named executive officer’s listed in Summary Compensation Table; and (iii) all directors and executive officers of Westfield Financial as a group. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock listed next to his or her name.

Name of Beneficial Owner	Position with Westfield Financial	Amount and Nature of Beneficial Ownership (1)	Percent of Common Stock Outstanding (2)
Donald A. Williams (3)	Chairman of the Board and Former Chief Executive Officer	547,950	1.74%
James C. Hagan (4)	President and Chief Executive Officer	304,580	*
Michael J. Janosco, Jr. (5)	Former Chief Financial Officer and Treasurer	167,532	*
Leo R. Sagan, Jr. (6)	Chief Financial Officer and Treasurer	132,854	*
Gerald P. Ciejka (7)	Vice President and General Counsel	113,179	*
Allen J. Miles, III (8)	Executive Vice President and Chief Lending Officer	129,293	*
Deborah J. McCarthy (9)	Vice President	77,587	*
Victor J. Carra (10)	Director	97,799	*
David C. Colton, Jr. (11)	Director	82,835	*
Robert T. Crowley, Jr. (12)	Director	87,613	*
Harry C. Lane (13)	Director	85,863	*
Mary C. O’Neil (14)	Director	114,876	*
Richard C. Placek (15)	Director	76,182	*
Paul R. Pohl (16)	Director	113,658	*
Charles E. Sullivan (17)	Director	109,033	*
Other Executive Officers (18)		87,883	*
All Executive Officers and Directors as a Group (15 Persons)		2,328,720	7.25%

*	Less than 1% of the total outstanding shares of common stock.
(1)	See “Principal Shareholders of Westfield Financial” for definition of “beneficial ownership.”
(2)	Based on a total of 31,195,205 shares of Westfield Financial’s Common Stock outstanding as of March 23, 2009.

(footnotes continued on following page)

(3)

Consists of: a) 188,821 shares held by the Karen F. Williams 2004 Family Trust which has no voting or investment powers, b) 17,885 shares held by the ESOP for his account as to which he has shared voting, c) 47,374 shares held by the Westfield Bank 401(k) Plan which he has shared voting and sole investment powers, d) 14,000 unvested shares of restricted stock as to which he has sole voting power and e) 279,870 shares issuable pursuant to options exercisable within 60 days of March 23, 2009.

(4)

Consists of: a) 164,091 shares as to which Mr. Hagan has sole voting and investment power, b) 15,533 shares held by the ESOP for his account as to which he has shared voting, c) 6,827 shares held by the Westfield Bank 401(k) Plan which he has shared voting and sole investment powers, d) 120,024 unvested shares of restricted stock as to which he has sole voting power and e) 118,129 shares issuable pursuant to options exercisable within 60 days of March 23, 2009.

(5)

Consists of: a) 113,897 shares as to which Mr. Janosco has sole voting and investment power, b) 16,811 shares held by the ESOP for his account as to which he has shared voting, c) 17,082 shares held by the Westfield Bank 401(k) Plan which he has shared voting and sole investment powers, and d) 19,742 shares held by an IRA for the benefit of Mr. Janosco which he has sole voting and investment powers.

(6)

Consists of: a) 77,437 shares as to which Mr. Sagan has sole voting and investment power, b) 7,792 shares held by the ESOP for his account as to which he has shared voting, c) 3,937 shares held by the Westfield Bank 401(k) Plan which he has shared voting and sole investment powers, d) 58,800 unvested shares of restricted stock as to which he has sole voting power and e) 43,688 shares issuable pursuant to options exercisable within 60 days of March 23, 2009.

(7)

Consists of: a) 61,547 shares as to which Mr. Ciejka has sole voting and investment power, b) 5,182 shares held by the ESOP for his account as to which he has shared voting, c) 1,122 shares held by the Westfield Bank 401(k) Plan which he has shared voting and sole investment powers, d) 3,281 shares held by an IRA for the benefit of Mr. Ciejka which he has sole voting and investment powers, e) 50,257 unvested shares of restricted stock as to which he has sole voting power and f) 42,047 shares issuable pursuant to options exercisable within 60 days of March 23, 2009.

(8)

Consists of: a) 73,002 shares as to which Mr. Miles has sole voting and investment power, b) 6,706 shares held by the ESOP for his account as to which he has shared voting, c) 2,340 shares held by the Westfield Bank 401(k) Plan which he has shared voting and sole investment powers, d) 72,913 unvested shares of restricted stock as to which he has sole voting power and e) 47,245 shares issuable pursuant to options exercisable within 60 days of March 23, 2009.

(9)

Consists of: a) 32,876 shares as to which Ms. McCarthy has sole voting and investment power, b) 8,683 shares held by the ESOP for her account as to which she has shared voting, c) 1,004 shares held by the Westfield Bank 401(k) Plan which she has shared voting and sole investment powers, d) 492 shares held as custodian for an UGMA as to which she has sole voting and investment power, e) 7,200 unvested shares of restricted stock as to which she has sole voting power and f) 34,532 shares issuable pursuant to options exercisable within 60 days of March 23, 2009.

(10)

Consists of: a) 11,200 shares as to which Mr. Carra has sole voting and investment power, b) 22,756 shares as to which he has shared voting and investment powers with his spouse, c) 6,634 shares held by the ESOP for his account as to which he has shared voting, d) 44,423 shares held by the Westfield Bank 401(k) Plan which he has shared voting and sole investment powers, e) 2,723 held in an IRA for Mr. Carra’s benefit which he has sole voting and investment powers, f) 2,263 shares held in an IRA for his spouse which he has no voting or investment powers, g) 11,200 unvested shares of restricted stock as to which he has sole voting power and h) 7,800 shares issuable pursuant to options exercisable within 60 days of March 23, 2009.

(11)

Consists of: a) 43,969 shares as to which Mr. Colton has sole voting and investment power, b) 1,640 shares as to which he has shared voting and investment powers with his spouse, c) 3,071 held in an IRA for Mr. Colton’s benefit which he has sole voting and investment powers, d) 4,698 shares held in an IRA for his spouse which he has no voting or investment powers, e) 11,200 unvested shares of restricted stock as to which he has sole voting power and f) 29,457 shares issuable pursuant to options exercisable within 60 days of March 23, 2009.

(12)

Consists of: a) 71,610 shares as to which Mr. Crowley has sole voting and investment power, b) 8,203 shares as to which he has shared voting and investment powers with his spouse, c) 11,200 unvested shares of restricted stock as to which he has sole voting power and d) 7,800 shares issuable pursuant to options exercisable within 60 days of March 23, 2009.

(footnotes continued on following page)

(13)

Consists of: a) 35,406 shares as to which Mr. Lane has sole voting and investment power, b) 11,200 unvested shares of restricted stock as to which he has sole voting power and c) 50,457 shares issuable pursuant to options exercisable within 60 days of March 23, 2009.

(14)

Consists of: a) 30,407 shares as to which Ms. O’Neil has sole voting and investment power, b) 1,312 shares as to which she has shared voting and investment powers with her spouse, c) 1,500 shares held in an IRA for her spouse which she has no voting or investment powers, d) 11,200 unvested shares of restricted stock as to which she has sole voting power and e) 81,657 shares issuable pursuant to options exercisable within 60 days of March 23, 2009.

(15)

Consists of: a) 32,083 shares as to which Mr. Placek has sole voting and investment power, b) 19,235 shares held in an IRA for his spouse which he has no voting or investment powers, c) 11,200 unvested shares of restricted stock as to which he has sole voting power and d) 24,864 shares issuable pursuant to options exercisable within 60 days of March 23, 2009.

(16)

Consists of: a) 30,405 shares as to which Mr. Pohl has sole voting and investment power, b) 32,796 shares as to which he has shared voting and investment powers with his spouse, c) 11,200 unvested shares of restricted stock as to which he has sole voting power and d) 50,457 shares issuable pursuant to options exercisable within 60 days of March 23, 2009.

(17)

Consists of: a) 44,732 shares as to which Mr. Sullivan has sole voting and investment power, b) 13,844 held in an IRA for Mr. Sullivan’s benefit which he has sole voting and investment powers, c) 11,200 unvested shares of restricted stock as to which he has sole voting power and d) 50,457 shares issuable pursuant to options exercisable within 60 days of March 23, 2009.

(18)

The figures shown for each of the executive officers named in the table do not include 1,551,466 shares held in trust pursuant to the ESOP that have not been allocated as of March 23, 2009 to any individual’s account and as to which each of the executive officers named in the table share voting powers with the other ESOP participants. The figure shown for all directors and executive officers as a group includes 65,041 shares as to which members of Westfield Financial’s Compensation Committee (consisting of Directors Sullivan, O’Neil, and Pohl) may be deemed to have sole investment power, except in limited circumstances, thereby causing each such member to be deemed a beneficial owner of such shares. Each of the members of the Compensation Committee disclaims beneficial ownership of such shares and, accordingly, such shares are not attributed to the members of the Compensation Committee individually.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Westfield Financial’s directors and executive officers, and persons who own more than 10% of Westfield Financial’s common stock, to report to the Securities and Exchange Commission their initial ownership of Westfield Financial’s common stock and any subsequent changes in that ownership. Specific due dates for these reports have been established by the Securities and Exchange Commission and Westfield Financial is required to disclose in this proxy statement any late filings or failures to file.

Based solely on its review of the copies of such reports furnished to Westfield Financial and written representations that no other reports were required during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to Westfield Financial’s executive officers and directors during fiscal 2008 were met, with the exception of the following: a Form 4 reflecting the disposition of shares by Messrs. Ciejka, Hagan and Miles on October 23, 2008 and filed November 3, 2008.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth the aggregate information of our equity compensation plans in effect as of December 31, 2008.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders
Options	2,276,223	8.15	208,399
Restricted Stock	465,192	N/A	65,041

Equity compensation plans not approved by security holders	-	-	-

Total	2,741,415	N/A	273,440

INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our Board of Directors has adopted corporate governance guidelines that contain a number of corporate governance initiatives designed to comply with Nasdaq Global Select Market (“Nasdaq”) listing standards, the Sarbanes-Oxley Act of 2002, and the rules and regulations of the Securities and Exchange Commission (“SEC”).

Board of Directors Independence

As required under the Nasdaq listing standards, a majority of the members of our Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.

Consistent with these considerations, the Board has affirmatively determined that the following eight current directors, one of which is also nominated for re-election to the Board, are independent directors within the meaning of the applicable Nasdaq listing standards: David C. Colton, Jr., Victor J. Carra, Robert T. Crowley, Jr., Henry C. Lane, Paul R. Pohl, Mary C. O’Neil, Richard C. Placek and Charles E. Sullivan. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with us. The Board has determined that Mr. Williams, our Chairman of the Board and former Chief Executive Officer is not an independent director by virtue of his recent employment with us.

Code of Ethics

Westfield Financial has adopted a Conflict of Interest Policy and Code of Conduct, which applies to all employees and officers of Westfield Financial and Westfield Bank. Westfield Financial has also adopted a Code of Ethics for Senior Financial Officers of Westfield Financial, Inc., which applies to Westfield Financial’s principal executive officer, principal financial officer, principal accounting officer or controller or person performing similar functions for Westfield Financial and Westfield Bank, and which requires compliance with the Conflict of Interest Policy and Code of Conduct. The Code of Ethics for Senior Financial Officers of Westfield Financial meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K. The Code of Ethics for Senior Financial Officers is available to shareholders on our website at www.westfieldbank.com.

Westfield Financial intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of its code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions, by posting such information on its website at the internet address set forth above.

Committees of the Board Of Directors

The Board has four committees: an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for the year ended December 31, 2008 for each of the Board committees:

Name	Executive Committee	Audit	Compensation	Nominating and Corporate Governance
Victor J. Carra		X
David C. Colton, Jr.	X			X
Robert T. Crowley, Jr.		X
Harry C. Lane	X
Mary C. O’Neil	X		X	X*
Richard C. Placek		X*
Paul R. Pohl			X*	X
Charles E. Sullivan	X		X
Donald A. Williams	X
Total meetings in 2008	39	5	4	6

* Committee Chairman

Below is a description of each committee of the Board of Directors.

Executive Committee

The Executive Committee exercises the powers of the Board of Directors between Board meetings. The Executive Committee consists of Directors Colton, Lane, O’Neil, Sullivan and Williams. The Executive Committee met thirty-nine times during the year ended December 31, 2008.

Audit Committee

The Audit Committee is chaired by Director Placek, with Directors Carra and Crowley as members. The Audit Committee assists the Board by overseeing the audit coverage and monitoring the accounting, financial reporting, data processing, regulatory and internal control environments.

The primary duties and responsibilities of the Audit Committee are to:

(1)

oversee and monitor the financial reporting process and internal controls system;

(2)

review and evaluate the audit performed by outside auditors and report any substantive issues found during the audit to the Board;

(3)

appoint, compensate and oversee the work of the independent auditors;

(4)

review and approve all transactions with affiliated parties; and

(5)

provide an open avenue of communication among the independent auditors, financial and senior management, the internal audit department and the Board.

The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Board of Directors has also determined that Mr. Crowley qualifies as an “audit committee financial expert” as defined in applicable SEC rules. The Board of Directors has adopted a written charter for the Audit Committee that is available to shareholders on our website at www.westfieldbank.com.

Pre-approval of Services. The Audit Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms) to be performed for Westfield Financial by its independent registered public accounting firm, subject to the de minimis exception for non-audit services described below which are approved by the Committee prior to completion of the audit.

The pre-approval requirement set forth above shall not be applicable with respect to non-audit services if:

(1)

the aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by Westfield Financial to its auditor during the fiscal year in which the services are provided;

(2)

such services were not recognized by Westfield Financial at the time of the engagement to be non-audit services; and

(3)

such services are promptly brought to the attention of the Committee and approved prior to the completion of the audit by the Committee or by one or more members of the Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the Committee.

Delegation. The Committee may delegate to one or more designated members of the Committee the authority to grant required pre-approvals. The decisions of any member to whom authority is delegated under this paragraph to pre-approve activities under this subsection shall be presented to the full Committee at its next scheduled meeting.

The Audit Committee pre-approved 100% of the services performed by the independent registered public accounting firm pursuant to the policies outlined above.

AUDIT COMMITTEE REPORT(1)

The following Audit Committee Report is provided in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). Pursuant to such rules and regulations, this report shall not be deemed “soliciting materials,” filed with the SEC, subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

Westfield Financial’s Audit Committee has reviewed and discussed the audited financial statements of Westfield Financial for the fiscal year ended December 31, 2008 with management and its independent registered public accounting firm, Wolf & Company, P.C. (“Wolf & Company”) Westfield Financial’s Audit Committee has discussed the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committee, as may be modified or supplemented, with Wolf & Company.

Westfield Financial’s Audit Committee has also received the written disclosures and the letter from Wolf & Company required by applicable requirements of the Public Company Oversight Board regarding Wolf & Company’s communications with the audit committee concerning independence, and has discussed the independence of Wolf & Company and considered whether the provision of non-audit services by Wolf & Company is compatible with maintaining the auditor’s independence.

Based on the review and discussions noted above, Westfield Financial’s Audit Committee recommended to the Board that Westfield Financial’s audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Securities and Exchange Commission.

A representative of Wolf & Company is expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if he or she so desires.

Westfield Financial, Inc.

Audit Committee

Richard C. Placek, Chairperson

Victor J. Carra

Robert T. Crowley, Jr.

(1)

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing we make under the Securities Act of 1933 or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is composed of three directors: Charles E. Sullivan, Mary C. O’Neil and Paul R. Pohl, with Director Pohl serving as Chairperson of the Committee. All members of our Compensation Committee are independent (as independence is currently defined in Section 4200(a)(15) of the Nasdaq listing standards). As required by its charter, the Compensation Committee meets at least three times annually and with greater frequency if necessary. During 2008, the Compensation Committee met four times. The Board of Directors has adopted a written charter for the Compensation Committee that is available to shareholders on our website at www.westfieldbank.com.

Pursuant to its charter, the Compensation Committee’s responsibilities include:

(1)	evaluating the performance of the CEO and other elected officers in light of approved performance and objectives;

(2)

making recommendations to the Board of Directors for, and setting the compensation of the CEO and other elected officers, based upon the evaluation of the performance of the CEO and the other elected officers, respectively; and

(3)	making recommendations to the Board of Directors with respect to profit sharing and equity-based compensation plans.

The Compensation Committee also reviews and discusses with management the “Compensation Discussion and Analysis” section of our proxy statements and considers whether to recommend to the full Board that it be included in our proxy statements and other filings.

Compensation Decision-Making Policies and Procedures and Director Compensation

Decision-Making and Policy-Making. Executive compensation is set by the Board of Directors upon recommendation of the Compensation Committee. As a company listed on the Nasdaq, Westfield Financial must observe governance standards and listing requirements that require executive officer compensation decisions to be made by a majority of independent director members of our board, by a committee of independent directors or in exceptional and limited circumstances, a compensation committee comprised of at least three members where only one member is not independent.

The Compensation Committee has been delegated authority from Westfield Financial’s Board of Directors to oversee executive compensation by approving salary increases for Vice Presidents and above and by reviewing general personnel matters such as staff performance evaluations for Vice Presidents and above. The Compensation Committee has established a compensation program and advises senior management on the average salary increases for all employees under the compensation program. The compensation program consists of three components: (1) base salary; (2) profit sharing bonuses (short-term incentives); and (3) long-term incentives (e.g., stock options, restricted stock, employment and change of control agreements, deferred compensation, and fringe benefits).

It considers the expectations of the Chief Executive Officer with respect to their own compensation and their recommendations with respect to the compensation of more junior executive officers, as well as empirical data and the recommendations of advisors both internal and external. Compensation decisions made by the Compensation Committee are reported by the Committee Chairperson to the Board of Directors who approve, disapprove or amend the Committee’s action. The Compensation Committee does not delegate its duties to others. The Compensation Committee also confirms and approves the Summary Compensation Tables included in this proxy statement in accordance with the rules and regulations of the Securities and Exchange Commission.

In addition, pursuant to its charter, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. During 2009, the Compensation Committee engaged an outside compensation consultant, Thomas Warren of Thomas Warren & Associates, Inc. to assist in the evaluation of Westfield Financial’s CEO and other selected officers. For additional information, see the “Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee

Pursuant to its charter, the Nominating and Corporate Governance Committee of the Board of Directors is responsible for:

▪

identifying, reviewing and evaluating candidates to serve as directors (consistent with criteria approved by the Board);

▪

reviewing and evaluating incumbent directors;

▪

recommending to the Board for selection candidates for election to the Board of Directors;

▪

making recommendations to the Board regarding the membership of the committees of the Board; and

▪

developing a set of corporate governance guidelines.

The Nominating and Corporate Governance Committee (the “Nominating Committee”) is comprised of three directors: Mary C. O’Neil, as Chairperson of the Committee, David C. Colton and Paul R. Pohl. All members of our Compensation Committee are independent (as independence is currently defined in Section 4200(a)(15) of the Nasdaq listing standards). The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee that is available to shareholders on our website at www.westfieldbank.com.

It is the policy of the Committee to select individuals as director nominees who shall have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the shareholders. Shareholder nominees are analyzed by the Committee in the same manner as nominees that are identified by the Committee. Westfield Financial does not pay a fee to any third party to identify or evaluate nominees.

In accordance with Westfield Financial’s bylaws, nominations of individuals for election to the Board at an Annual Meeting of Shareholders may be made by any shareholder of record of Westfield Financial entitled to vote for the election of directors at such meeting who provides timely notice in writing to the Secretary of Westfield Financial. To be timely, a shareholder’s notice must be delivered to or received by the Secretary not less than one hundred twenty (120) calendar days in advance of the anniversary date of Westfield Financial’s proxy statement released to shareholders in connection with the previous year’s Annual Meeting of Shareholders. Submissions must include the full name of the proposed nominee and include a detailed background of the suggested candidate, and a representation that the nominating stockholder is a beneficial or record holder of our common stock. If a nomination is not properly brought before the meeting in accordance with Westfield Financial’s bylaws, the Chairman of the meeting may determine that the nomination was not properly brought before the meeting and shall not be considered. For additional information about Westfield Financial’s director nomination requirements, please see Westfield Financial’s bylaws.

David C. Colton, Jr., James C. Hagan, Philip R. Smith and Donald A. Williams were each nominated by the Nominating Committee. As of the date of this proxy statement, the Nominating and Corporate Governance Committee had not received any shareholder recommendations for nominees in accordance with the bylaws of Westfield Financial in connection with the 2009 Annual Meeting.

Shareholder Communications with our Board of Directors

Shareholders may contact Westfield Financial’s Board of Directors by contacting Philip R. Smith, Secretary, at Westfield Financial, Inc., 141 Elm Street, Westfield, Massachusetts 01085 or at (413) 568-1911. All comments will be forwarded directly to the Board of Directors.

COMPENSATION COMMITTEE REPORT(1)

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year-ended December 31, 2008 and this proxy statement.

Westfield Financial, Inc. Compensation Committee

Paul R. Pohl, Chairperson

Mary C. O’Neil

Charles E. Sullivan

(1)

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing we make under the Securities Act of 1933 or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPENSATION DISCUSSION AND ANALYSIS

General Philosophy and Overall Program Objectives

Westfield Financial strives to attract, retain and motivate qualified executives crucial to Westfield Financial’s success. Westfield Financial’s approach is to compensate executives commensurate with their experience, expertise and performance and to be competitive with the other comparative financial companies of similar size, complexities and business. In addition, Westfield Financial’s compensation programs have been designed and implemented to reward executives for sustained financial and operating performance and to encourage such executives to remain with the company for an extended period of time. Westfield Financial designs its compensation program to:

▪

support its strategic plan by communicating what is expected of executives with respect to results and achievement;

▪

retain and recruit executive talent; and

▪

create sustained financial strength and long-term shareholder value.

Westfield Financial seeks to achieve these objectives through the use of a base salary, annual profit sharing bonus (short-term incentive) and grants of long-term, equity-based compensation such as stock options and restricted stock, deferred compensation, employment and change of control agreements and fringe benefits. Westfield Financial focuses on both current and future compensation and combines both of these elements in a manner that it believes optimizes the executive’s contribution to the company.

Westfield Financial uses market and salary information for comparative financial companies of similar size, complexities and business as one factor in making compensation decisions along with individual contribution and performance, and importance of role and responsibilities as well as leadership and growth potential. Westfield Financial also relies upon its judgment and the judgment of compensation professionals in making compensation decisions to insure that the strategic, financial and leadership objectives are met. Accordingly, Westfield Financial believes that its compensation programs assists in enhancing shareholder value.

In making decisions with respect to any element of a named executive officer’s compensation, the Compensation Committee considers the total compensation that may be awarded to the officer, including salary, annual profit sharing bonus and long-term and short-term incentive compensation. In addition, in reviewing and approving employment agreements for Named Executive Officers, the Compensation Committee considers the other benefits to which the officer is entitled by the agreement, including compensation payable upon termination of the agreement under a variety of circumstances. The Compensation Committee’s goal is to award compensation that is reasonable when all elements of potential compensation are considered. The Compensation Committee is provided, prior to the end of each fiscal year, a summary compensation schedule for each executive officer, containing the amount of all forms of compensation. This schedule is used as a tool by the Compensation Committee when considering the total compensation of each executive officer.

For 2008, our Named Executive Officers consisted of: Mr. Donald A. Williams, Chairman and Former CEO; Mr. James C. Hagan, President and CEO; Mr. Leo R. Sagan, Jr., CFO and Treasurer; Mr. Michael J. Janosco, Jr., Former CFO and Treasurer; Mr. Allen J. Miles, Executive Vice President and Chief Lending Officer, Mr. Gerald P. Ciejka, Vice President and General Counsel; and Ms. Deborah J. McCarthy, Vice President.

Compensation Components

Similar to prior years, the compensation paid to our Named Executive Officers during 2008 consisted of the following three primary components:

•

Base salary – We provide a fixed base salary to our executives to provide for a level of compensation that is assured;

•

Annual profit sharing bonuses – We provide annual cash bonuses to our executives based on the company’s performance and profitability; and

•

Long-term incentive awards – We provide long-term equity incentive awards to our executives, comprised of restricted stock units and stock options, which are intended to reward them for prior service and motivate them to stay with us and build long-term stockholder value.

Base Salaries and Annual Bonuses for Named Executive Officers. The minimum salaries for
Donald A. Williams, our former Chief Executive Officer, James C. Hagan, our current President and Chief Executive Officer, and Michael J. Janosco, our former Chief Financial Officer, were determined by employment agreements and any increase over these minimums, and salaries of the other executive officers are determined by the Compensation Committee based on a variety of factors, including:

▪

the nature and responsibility of the position and, to the extent available, salary norms for persons in comparable positions at other financial institutions;

▪

the expertise of the individual executive and (except for their own compensation) the recommendations of the Chief Executive Officer and the President and Chief Operating Officer; and

▪

the alignment of the interests of executives with those of the shareholders.

In 2009, the minimum salaries for Leo R. Sagan, Jr, our Chief Financial Officer and Treasurer,
Gerald P. Ciejka, our Vice President and General Counsel, and Allen J. Miles, III, our Executive Vice President and Chief Lending Officer are specified by employment contracts entered into on January 1, 2009 to be $160,000 per year, $160,000 per year and $200,000 per year for Messrs. Sagan, Ciejka and Miles, respectively. These base salary minimums were set in accordance with empirical data of peer group financial institutions and recommendations of our external compensation consultant Thomas Warren of Thomas Warren & Associates.

Where not specified by contract, salaries are generally reviewed annually and are designed to reward annual achievements and are commensurate with the executive’s responsibilities, leadership abilities and management expertise and effectiveness. In addition, the Compensation Committee considers Westfield Financial’s financial and market performance and the creation of long-term shareholder value in determining salaries.

As in prior years, the compensation program provided for an annual cash bonus based on the company’s performance and profitability as compared to its operating budget, which was prepared by company management and approved by the Board of Directors at the beginning of the fiscal year. Based on the degree of success, cash bonus percentage of base salary is created by the Compensation Committee at the end of the fiscal year and applied to each executive officer, as well as all other employees of Westfield Financial, on a uniform basis. In 2008, this bonus percentage was 7.5% of base salary.

Long-Term Incentives. The long-term incentive program provides a periodic award that is both performance and retention based in that it is designed to recognize the executive’s responsibilities, reward demonstrated performance and leadership and to retain such executives. The objective of the program is to align compensation for Named Executive Officers over a multi-year period directly with the interests of shareholders of Westfield Financial by motivating and rewarding creation and preservation of long-term financial strength, shareholder value and relative shareholder return. The level of long-term incentive compensation is determined based on an evaluation of competitive market factors in conjunction with total compensation provided to Named Executive Officers and the goals of the compensation program. Westfield Financial’s long-term incentive compensation generally takes the form of a combination of restricted stock unit grants and option awards.

It is the policy and part of the Compensation Committee’s charter that neither the Compensation Committee, nor any member of Westfield Financial’s management, shall backdate an equity grant under Westfield Financial’s stock-based incentive program or manipulate the timing of a public release of material information with the intent of benefiting a grantee under an equity award. Accordingly, scheduling decisions concerning equity grants are made without regard to anticipated earnings or major announcements by Westfield Financial. In furtherance of this policy the Compensation Committee, in order to ensure the integrity of awards granted under its stock-based incentive program, has adopted the June Board of Directors meeting as the annual grant date for such awards. Grants made outside of this annual grant date must be approved in writing by Westfield Financial’s Chief Executive Officer and must be presented and approved at the next subsequent Board of Director’s meeting and will be deemed granted on the first business day following approval by Westfield Financial’s Board of Directors.

Restricted stock units granted as long-term incentive compensation to Named Executive Officers vest over a period of five years at 20% per year and are conditioned on continued employment. In fiscal 2008, no restricted stock awards were granted.

Stock options granted to Named Executive Officers have exercise prices of not less than fair market value of Westfield Financial’s stock on the date of grant and vest over five years at 20% per year and are conditioned on continued employment. The charter of Westfield Financial’s Compensation Committee prohibits the committee from granting an award with an exercise price or value other than the fair market value of Westfield Financial stock on the grant date of such award. Westfield Financial prohibits the repricing of stock options. The Compensation Committee has never granted stock options with exercise prices below the market price of Westfield Financial’s stock on the date of grant and has never reduced the exercise price of stock options except to reflect the exchange value in connection with the second step conversion closed on January 3, 2007. In fiscal 2008, no stock options were granted.

Periodic Review. The Compensation Committee has previously and will continue to review annually both the profit sharing bonus program and the long-term incentive program to ensure that their respective key elements continue to meet objectives described above.

Total Compensation. In making decisions with respect to any element of a Named Executive Officer’s compensation, the Compensation Committee considers the total compensation that may be awarded to the officer, including salary, annual profit sharing bonus and long-term incentive compensation. In addition, in reviewing and approving employment agreements for Named Executive Officers, the Compensation Committee considers the other benefits to which the officer is entitled by the agreement, including compensation payable upon termination of the agreement under a variety of circumstances. The Compensation Committee’s goal is to award compensation that is reasonable when all elements of potential compensation are considered. The Compensation Committee is provided, prior to the end of each fiscal year, a summary compensation schedule for each Named Executive Officer, containing the amount of all forms of compensation. This schedule is used as a tool by the Compensation Committee when considering the total compensation of each Named Executive Officer.

Use of Outside Advisors and Survey Data. The Compensation Committee employs an outside compensation consultant, Thomas Warren of Thomas Warren & Associates, Inc., Sherborn, Massachusetts to assist in the evaluation of Westfield Financial’s CEO and other selected officers. The Compensation Committee uses its own criteria coupled with a peer comparison based on similar companies to establish the Chief Executive Officer’s base salary, compiled by the same independent outside consultant Westfield Financial uses to determine the compensation of all other employees. The above process is repeated for determining a fair compensation for all members of the Board of Directors and their committees.

Other Benefits

Benefit Restoration. Westfield Financial has established the Benefit Restoration Plan of Westfield Financial, Inc. in order to provide restorative payments of executives who are prevented from receiving full benefits contemplated by Westfield Financial’s Employee Stock Ownership Plan and the 401(k) Plan’s benefit formula. Such plan is used to retain and reward the executive officers for their demonstrated performance and leadership abilities. The restorative payments consist of payments in lieu of shares that cannot be allocated to participants due to legal limitations imposed on tax-qualified plans. Currently, only Donald A. Williams is a participant in the plan. The Compensation Committee considers the remuneration received under this plan when annually determining the executives’ total compensation. Amounts credited under this plan will be paid to Donald A. Williams in a lump sum payment on or after July 1, 2009. Mr. Hagan will be eligible to participate in this plan during 2009.

Benefits and Perquisites. The Compensation Committee supports providing benefits and perquisites to the Named Executive Officers that are substantially the same as those offered to officers of comparative financial institutions which Westfield Financial believes are reasonable, competitive and consistent with Westfield Financial’s overall compensation program. In addition, Westfield Financial may also make available to certain Named Executive Officers the use of a company automobile, as was the case in 2008 for Donald A. Williams, James C. Hagan and Michael J. Janosco, Jr. In December, 2008, Westfield Financial’s Board of Directors approved the use of company automobiles to Messrs. Ciejka, Miles and Sagan, effective January 1, 2009.

Westfield Financial entered into a deferred compensation agreement with Donald A. Williams, the Chief Executive Officer, in June of 1991. Under the deferred compensation agreement, Mr. Williams is guaranteed monthly payments equal to 70% of his monthly salary upon retirement for the remainder of Mr. Williams’ life or 240 months, whichever is greater. The amount of these payments is reduced by any payments received by Mr. Williams from Westfield Financial’s Defined Benefit Pension Plan and Trust, as amended, sponsored by the Savings Bank Employee Retirement Association and are also reduced by social security payments received by him. The purpose of this Agreement is to provide Mr. Williams with benefits otherwise limited to certain provisions of the Internal Revenue Code. The Compensation Committee considers the recommendation received under the deferred compensation agreement when annually determining the Mr. Williams’ total compensation received from Westfield Financial. Effective December 31, 2008, Mr. Williams retired as Chief Executive Officer. The payments under the deferred compensation agreement will begin on July 1, 2009 and will be paid in lump sum on or after such date.

Employment Agreements and Change of Control Agreements

The Compensation Committee believes that Westfield Financial’s continued success depends, to a significant degree, on the skills and competence of certain senior officers. The employment agreements are intended to ensure that Westfield Financial continues to maintain and retain experienced senior management.

In fiscal 2008, Westfield Financial and Westfield Bank had employment agreements with its Chief Executive Officer, Donald A. Williams, its Chief Financial Officer, Michael J. Janosco, Jr. and its President and Chief Operating Officer, James C. Hagan in order to retain such executives. Mr. Williams’ and Mr. Janosco’s employment agreements terminated on December 31, 2008 due to Mr. Williams’ retirement and Mr. Janosco’s semi-retirement. Messrs. Williams’ and Janosco’s agreements provided for three-year rolling terms with minimum annual salaries, discretionary cash bonuses and other fringe benefits. The agreements also include protection for the executives if Westfield Financial experiences a change in ownership or control. If such a change in control occurs, a portion of the severance payments might constitute an “excess parachute payment” under current federal tax laws. Under the agreements, Westfield Financial would have been required to reimburse Messrs. Williams and Janosco for the amount of this excise tax and would have an additional payment so that, after payment of the excise tax and all income and excise imposed on the reimbursement and gross-up payments, Messrs. Williams and Janosco would have retained approximately the same net after tax amounts under the employment agreement that they would have retained if there were no 20% excise tax. The effect of this provision is that Westfield Financial, rather than Messrs. Williams and Janosco, would have had to bear the financial cost of the excise tax.

Due to the retirement of Mr. Williams as Chief Executive Officer and the assumption of the duties of Chief Financial Officer by Leo R. Sagan, Jr., the Board of Directors extended employment agreements to Messrs. Ciejka, Miles and Sagan, effective January 1, 2009. The employment agreements provide for an initial three year term subject to separate one year extensions as approved by the Board of Directors at the end of each applicable fiscal year, with minimum annual salaries, discretionary cash bonuses and other fringe benefits. The agreements also include protection for the executives if Westfield Financial experiences a change in ownership or control. The severance benefits under these agreements following termination of employment without cause or resignation with good reason would generally be a lump sum equal to the value of the cash compensation, benefit plan accruals and other benefits that the executive would have received had the executive worked for the remaining unexpired term of the agreement (with such term deemed to be three years in the event of a change in ownership or control). These agreements also provide uninsured disability benefits. If such a change in control occurs, a portion of the severance payments might constitute an “excess parachute payment” under current federal tax laws. Any excess parachute payment would be subject to a federal excise tax payable by the officer. Messrs. Hagan, Ciejka, Miles and Sagan’s employment agreements do not provide for tax indemnity.

Westfield Financial has entered into one-year change of control agreements with five officers: Gerald P. Ciejka, Rebecca S. Kozaczka, Deborah J. McCarthy, Allen J. Miles, III, and Leo R. Sagan, Jr. Messrs. Ciejka, Miles and Sagan’s change of control agreements terminated December 31, 2008 and were replaced with the employment agreements as discussed above. The purpose of these agreements are to prevent executives from leaving to pursue other employment out of concern for the security of their jobs or being unable to concentrate on their duties and responsibilities. In order to enable executives to focus on the best interests of Westfield Financial shareholders, Westfield Financial has offered these agreements to these selected senior officers. The term of these agreements is perpetual until Westfield Financial gives notice of non-extension, at which time the term is fixed for one year. Generally, Westfield Financial may terminate the employment of any officer covered under these agreements, with or without cause, at any time prior to a change of control without obligation for severance benefits. However, if Westfield Financial signs a merger or other business combination agreement, or if a third party makes a tender offer or initiates a proxy contest, Westfield Financial could not terminate an officer’s employment without cause without liability for severance benefits. The severance benefits would generally be equal to the value of the cash compensation and fringe benefits that the officer would have received if he or she had continued working for one additional year. Westfield Financial would pay the same severance benefits if the officer resigns after a change of control following a loss of title, office or membership on the Board of Directors, material reduction in duties, functions or responsibilities, involuntary relocation of his other principal place of employment to a location over 25 miles from Westfield Bank’s principal office on the day before the change of control and over 25 miles from the officer’s principal residence or other material breach of contract which is not cured within 30 days.

These agreements also provide uninsured disability benefits. If Westfield Financial experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by Section 280G of the Internal Revenue Code, a portion of any severance payments under the change of control agreements might constitute an “excess parachute payment” under current federal tax laws. Any excess parachute payment would be subject to a federal excise tax payable by the officer and would be non-deductible by Westfield Financial for federal income tax purposes. The change of control agreements do not provide a tax indemnity.

EXECUTIVE AND DIRECTOR COMPENSATION TABLES

Summary Compensation Table

The following table sets forth information regarding compensation earned by our Named Executive Officers for service during each of the last three completed fiscal years, as applicable:

Name and Principal Positions	Year	Salary (1)($)	Bonus (1)($)	Stock Awards (2)($)	Option Awards (2)($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)($)	All Other Compensation (4)($)	Total ($)
Donald A. Williams Chairman and Former Chief Executive Officer	2008	430,664	33,418	-	-	500,346	77,738	1,042,166
	2007	416,078	52,010	117,642	54,668	357,318	82,901	1,080,617
	2006	382,706	38,271	141,171	93,716	277,897	87,584	1,021,345

James C. Hagan President and Chief Executive Officer	2008	229,554	17,217	265,735	183,322	29,002	118,535	843,365
	2007	221,780	27,722	118,840	73,864	30,746	73,392	546,344
	2006	209,284	20,928	28,810	9,371	26,870	28,146	323,409

Leo R. Sagan, Jr. Chief Financial Officer and Treasurer	2008	119,444	8,958	134,185	85,655	25,482	60,623	434,347

Michael J. Janosco, Jr. Former Chief Financial Officer and Treasurer	2008	218,894	16,417	-	-	60,076	40,152	335,539
	2007	211,484	26,436	70,585	30,596	51,657	46,311	437,069
	2006	199,586	19,959	84,702	52,450	44,295	39,438	440,430

Allen J. Miles III Executive Vice President and Chief Lending Officer	2008	162,786	12,209	163,302	111,388	18,636	74,288	542,609
	2007	157,224	19,659	56,328	39,478	16,635	51,990	341,314
	2006	148,524	14,852	4,981	1,952	13,556	19,834	203,699

Gerald P. Ciejka Vice President and General Counsel	2008	138,008	10,351	114,610	86,828	10,752	58,112	418,661

Deborah J. McCarthy Vice President	2008	119,990	8,999	15,921	11,893	14,912	25,807	197,522

(1)	The figures shown for salary and bonus represent amounts earned for the fiscal year, whether or not actually paid during such year.
(2)

Amounts in these columns represent the compensation cost recognized in each respective year for financial statement reporting purposes under SFAS 123(R) with respect to the restricted stock and stock option awards of Westfield Financial granted to the named executive officer. For more information concerning the assumptions used for these calculations, please refer to the 2006, 2007 and 2008 Annual Reports on Form 10-K. The stock award column does not include the value of dividends paid on unvested restricted stock, which are included in the Summary Compensation Table under the caption “All Other Compensation.”

(footnotes continued on following page)

(3)

Amounts in this column represent (a) the increase (if any) for each respective year in the present value of the individual’s accrued benefit (whether not vested) under each tax-qualified and non-qualified actuarial or defined benefit plan calculated by comparing the present value of each individual’s accrued benefit under each such plan in accordance with Statement of Financial Accounting Standards 87 (“FAS 87”) as of the plan’s measurement date in such year to the present value of the individual’s accrued benefit as of the plan’s measurement date in the prior fiscal year.

(4)

Amounts in this column are set forth in the table below and include life insurance premiums, 401(k) matching contributions, ESOP contributions, dividends on unvested restricted stock and contributions under the Benefit Restoration Plan. The Named Executive Officers participate in certain group life, health, disability insurance and medical reimbursement plans, not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms and operation. In addition, we provide certain non-cash perquisites and personal benefits to each named executive officer that do not exceed $10,000 in the aggregate for any individual, and are not included in the reported figures.

	Life Insurance Premiums	401(k) Matching Contributions	ESOP Contributions	Dividends on Unvested Restricted Stock	Contributions under the Benefit Restoration Plan	Total
Donald A. Williams	4,312	4,289	32,137	-	37,000	77,738
James C. Hagan	896	4,748	32,075	80,816	-	118,535
Leo R. Sagan, Jr.	464	3,583	16,689	39,887	-	60,623
Michael J. Janosco, Jr.	3,000	6,567	30,585	-	-	40,152
Allen J. Miles III	632	1,596	22,745	49,315	-	74,288
Gerald P. Ciejka	618	4,140	19,283	34,071	-	58,112
Deborah J. McCarthy	581	3,600	16,766	4,860	-	25,807

Outstanding Equity Awards at Year-End

There were no stock awards or stock options granted to the Named Executive Officers of Westfield Financial during the last fiscal year. The following table sets forth information regarding stock awards, stock options and similar equity compensation outstanding at December 31, 2008.

Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)	Grant Date	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Donald A. Williams	279,870	-	4.39	7/26/12	-	-	-

James C. Hagan	39,376	-	4.39	7/26/12	16,024	05/22/07	165,368
	17,233	68,935 (1)	10.11	5/22/17	104,000	08/28/07	1,073,280
	61,520	246,080 (2)	10.04	8/28/17	-	-	-

Leo R. Sagan, Jr.	8,203	-	7.62	1/27/14	58,800	08/28/07	606,816
	4,265	17,064 (1)	10.11	5/22/17	-	-	-
	31,220	124,881 (2)	10.04	8/28/17	-	-	-

Michael J. Janosco, Jr.	-	-	-	-	-	-	-

Allen J. Miles, III	4,265	17,064 (1)	10.11	5/22/17	1,313	01/24/06	13,550
	42,980	171,920 (2)	10.04	8/28/17	71,600	08/28/07	738,912

Gerald P. Ciejka	6,562	1,641	7.52	1/25/15	657	01/25/05	6,780
	4,265	17,064 (1)	10.11	5/22/17	49,600	08/28/07	511,872
	31,220	124,881 (2)	10.04	8/28/17	-	-	-

Deborah J. McCarthy	29,532	-	4.39	7/26/12	7,200	08/28/07	74,304
	5,000	20,000 (2)	10.04	8/28/17	-	-	-

(1)	The stock option awards that were granted under the 2002 Stock Option Plan in May 2007 vest annually in 20% increments beginning on July 20, 2008.
(2)	The stock option awards that were granted under the 2007 Stock Option Plan in August 2007 vest annually in 20% increments beginning on October 20, 2008.
(3)

Shares granted on August 28, 2007 under the 2007 Recognition and Retention Plan vest annually in 20% increments beginning on October 20, 2008. Shares granted on May 22, 2007 under the 2002 Recognition and Retention Plan vest annually in 20% increments beginning on July 20, 2008. Shares granted on January 24, 2006 under the 2002 Recognition and Retention Plan vest annually in 20% increments beginning on October 20, 2006. Shares granted shares on January 25, 2005 under the 2002 Recognition and Retention Plan vest annually in 20% increments beginning on October 20, 2005.

(4)	Market value is calculated on the basis of $10.32 per share, which is the closing sales price for our common stock on December 31, 2008.

Option Exercises and Stock Vested

The following table sets forth the stock awards that vested and the option awards that were exercised for the Named Executive Officers during the last fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Donald A. Williams	113,895	662,869	-	-
James C. Hagan	-	-	30,005	290,326
Leo R. Sagan, Jr.	-	-	15,357	149,577
Michael J. Janosco, Jr.	236,259	1,254,535	-	-
Allen J. Miles, III	-	-	18,556	180,735
Gerald P. Ciejka	-	-	13,056	127,165
Deborah J. McCarthy	-	-	1,800	17,532

(1)

The figures shown include the amount realized during the fiscal year upon exercise of vested stock options by the named individual and the vesting of restricted stock, based on the closing sales price for a share of our common stock on the on the exercise date or vesting date, as applicable. Unexercised stock options and unvested restricted stock may not be transferred for value.

Pension Benefits

Pension Plan. Westfield Bank maintains a pension plan for its eligible employees. Generally, employees of Westfield Bank begin participation in the pension plan once they reach age 21 and complete 1,000 hours of service in a consecutive 12-month period. Participants in the pension plan become vested in their accrued benefit under the pension plan upon the earlier of: (1) the attainment of their “normal retirement age” (as described in the pension plan) while employed at Westfield Bank; (2) the completion of five vesting years of service with Westfield Bank; or (3) the death or disability of the participant. Participants are generally credited with a vesting year of service for each year in which they complete at least 1,000 hours of service. A participant’s normal benefit under the pension plan equals the sum of (i) 1.25% of the participant’s average compensation (generally defined as the average taxable compensation for the three consecutive limitation years that produce the highest average) by the number of years of service the participant has under the plan up to 25 years of service, plus (ii) 0.6% of the excess of the participant’s average compensation over the participant’s covered compensation (the social security taxable wage base for the 35 years ending in the year the participant becomes eligible for non-reduced social security benefits) for each year of service under the plan up to 25 years of service. Participants may retire at or after age 65 and receive their full benefit under the plan. Participants may also retire early at age 62 or at age 55 with ten years of service or at age 50 with 15 years of service under the plan and receive a reduced retirement benefit. Pension benefits are payable in equal monthly installments for life, or for married persons, as a joint survivor annuity over the lives of the participant and spouse. Participants may also elect a lump sum payment with the consent of their spouse. If a participant dies while employed by Westfield Bank, a death benefit will be payable to either his or her spouse or estate, or named beneficiary, equal to the entire amount of the participant’s accrued benefit in the plan.

Deferred Compensation Agreement. Westfield Bank has also entered into a deferred compensation agreement with Donald A. Williams. Under this agreement, the executive is guaranteed monthly payments equal to 70% of his monthly salary after retirement for the remainder of the executive’s life or 240 months, whichever is greater. The amount of these payments is reduced by any payments received from the pension plan and are also reduced by Social Security payments attributable to contributions made by Westfield Bank. This agreement also provides for payments upon the death or disability of the executive that are equal in amount to the payments that would have been payable to the executive upon retirement with such payments being made for a period of 120 months.

The following table sets forth information regarding pension benefits accrued by the Named Executive Officers during the last fiscal year.

Pension Benefits Table
Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Donald A. Williams	Pension Plan for Employees	36.83	971,980	-
	Deferred Compensation Agreement	-	2,320,480	-
James C. Hagan	Pension Plan for Employees	14.33	160,881	-
Leo R. Sagan, Jr.	Pension Plan for Employees	22.58	111,567	-
Michael J. Janosco, Jr.	Pension Plan for Employees	9.58	322,200	-
Allen J. Miles, III	Pension Plan for Employees	10.33	79,898	-
Gerald P. Ciejka	Pension Plan for Employees	3.83	28,924	-
Deborah J. McCarthy	Pension Plan for Employees	29.58	167,477	-

(1)

The figures shown are determined as of the plan’s measurement date during 2008 under FAS 87 for purposes of Westfield Financial’s audited financial statements. For the discount rate and other assumptions used for this purpose, please refer to Note 10 in the Notes to Consolidated Financial Statements attached to the Annual Report on Form 10-K for the year ended December 31, 2008.

Non-qualified Deferred Compensation

Benefit Restoration Plan. Westfield Financial has also established the Benefit Restoration Plan in order to provide restorative payments to executives who are prevented from receiving the full benefits contemplated by the employee stock ownership plan’s benefit formula as well as the 401(k) plan’s benefit formula. The restorative payments consist of payments in lieu of shares that cannot be allocated to participants under the employee stock ownership plan due to the legal limitations imposed on tax-qualified plans and, in the case of participants who retire before the repayment in full of the employee stock ownership plan’s loans, payments in lieu of the shares that would have been allocated if employment had continued through the full term of the loans. The restorative payments also consist of amounts unable to be provided under the 401(k) plan due to certain legal limitations imposed on tax-qualified plans.

The following table sets forth information regarding nonqualified deferred compensation earned by our Named Executive Officers during the last fiscal year, including benefits provided under the Benefit Restoration Plan.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Donald A. Williams	-	37,000	-	-	180,568
James C. Hagan	-	-	-	-	-
Leo R. Sagan, Jr.	-	-	-	-	-
Michael J. Janosco, Jr.	-	-	-	-	-
Allen J. Miles, III	-	-	-	-	-
Gerald P. Ciejka	-	-	-	-	-
Deborah J. McCarthy	-	-	-	-	-

(1)	Executive contributions are included in the Summary Compensation Table under the captions “Salary” and “Non-Equity Incentive Plan Compensation,” as applicable.
(2)	Registrant contributions are included under the caption “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table.
(3)	Earnings did not accrue at above-market or preferential rates and are not reflected in the Summary Compensation Table.

Termination and Change in Control Benefits

As discussed under “Compensation Discussion and Analysis - Employment Agreements and Change in Control Agreements” above, as of December 31, 2008, we had employment agreements with Donald A. Williams, Michael J. Janosco, Jr. and James C. Hagan and change in control agreements with Allen J. Miles, III, Leo R. Sagan, Jr., Deborah J. McCarthy and Gerald P. Ciejka. We have summarized and quantified the estimated payments under the agreements, assuming a termination event occurred on December 31, 2008, below. We have also assumed that Mr. Williams and Mr. Janosco did not retire from their respective positions on December 31, 2008.

	Donald A. Williams	James C. Hagan	Michael J. Janosco, Jr.	Allen J. Miles, III	Leo R. Sagan, Jr.	Gerald P. Ciejka	Deborah J. McCarthy

Retirement (1)	-	-	-	-	-	-	-

Disability

Salary Continuation (2)	212,382	113,205	107,948	-	-	-	-
Stock Option Vesting (3)	-	83,379	-	51,721	38,550	38,550	5,600
Restricted Stock Vesting (4)	-	1,238,648	-	752,462	606,816	518,652	74,304

Death

Stock Option Vesting (3)	-	83,379	-	51,721	38,550	38,550	5,600
Restricted Stock Vesting (4)	-	1,238,648	-	752,462	606,816	518,652	74,304

Discharge Without Cause or Resignation With Good Reason – No Change in Control

Stock Option Vesting (3)	-	83,379	-	-	-	-	-
Restricted Stock Vesting (4)	-	1,238,648	-	-	-	-	-
Lump Sum Cash Payment (5)	1,786,000	942,014	1,000,243	-	-	-	-
Health Insurance (6)	43,566	40,691	47,003	-	-	-	-

Discharge Without Cause or Resignation With Good Reason – Change in Control–Related

Stock Option Vesting (3)	-	83,379	-	51,721	38,550	38,550	5,600
Restricted Stock Vesting (4)	-	1,238,648	-	752,462	606,816	518,652	74,304
Lump Sum Cash Payment (5)	1,786,000	942,014	1,000,243	150,989	72,373	148,359	128,989
Health Insurance (6)	43,566	40,691	47,003	-	-	12,967	1,108
Increased ESOP Benefit (7)	177,235	153,927	166,592	66,454	77,216	51,352	86,046
Golden Parachute Excise Tax Gross-up Payment (8)	-	-	-	-	-	-	-

Change in Control – No Termination of Employment

Stock Option Vesting (3)	-	83,379	-	51,721	38,550	38,550	5,600
Restricted Stock Vesting (4)	-	1,238,648	-	752,462	606,816	518,652	74,304
Increased ESOP Benefit (7)	177,235	153,927	166,592	66,454	77,216	51,352	86,046

(1)	There are no additional benefits paid upon retirement pursuant to the employment agreements or change of control agreements in effect at December 31, 2008.
(2)

The employment agreements in effect for Messrs. Williams, Hagan and Janosco provide for salary continuation payments following termination due to disability for the remaining contract term or until group long-term disability benefits begin. The figures shown assume payment of full salary for 180 days, equal to the waiting period for benefits under our group long-term disability program, without discount for present value.

(footnotes continued on following page)

(3)

All stock options granted under the 2002 Stock Option Plan and the 2007 Stock Option Plan provide for full vesting upon death, disability, retirement, or change in control. The figures shown reflect the in-the-money value of those stock options that would accelerate, calculated based on the positive difference between the option exercise price and the closing sales price for a share of our common stock on December 31, 2008.

(4)

All restricted stock granted under the 2002 Recognition and Retention Plan and the 2007 Recognition and Retention Plan provide for full vesting upon death, disability, retirement or change in control .. The figures shown reflect the value of those restricted stock awards that would accelerate, calculated based on the closing sales price for a share of our common stock on December 31, 2008. Approximately $237,264 of the amount shown for Mr. Hagan would be non-deductible for tax purposes to Westfield Financial in the event of a change of control.

(5)

The employment agreements in effect for Messrs. Williams, Hagan and Janosco provide for a lump sum cash payment equal to the present value of the salary payments, estimated cash incentives (based on the prior three-years’ cash incentives, as a percentage of salary), and additional qualified and non-qualified defined benefit and defined contribution plan benefits that would be earned during the remaining contract term. The figure shown reflects an assumed remaining contract term of three years and a discount rate of 1.36%. Similarly, individuals with change of control contracts are paid lump sum cash severance equal to salary and bonus that would be payable for a one year period. The amount shown for Mr. Hagan would be non-deductible for tax purposes to Westfield Financial in the event of a change of control.

(6)

The employment agreements in effect for Messrs. Williams, Hagan and Janosco provide for continued health, life and other insurance benefits for the remaining contract term, with an offset for benefits provided by a subsequent employer. The change of control agreements with other officers also provide continued health, life and other insurance benefits for a maximum period of one year. The figure shown represents the present value of continued insurance benefits for a fixed period of three years and assumes no offset for benefits provided by a subsequent employer, calculated on the basis of the assumptions used by Westfield Financial in measuring its liability for retiree benefits other than pensions for financial statement purposes under FAS 106. For more information concerning the assumptions used for these calculations, please refer to Note 10 in the Notes to Consolidated Financial Statements attached to the Form 10-K for the year ended December 31, 2008. Messrs. Miles and Sagan would not receive continued insurance benefits under their agreements for change in control related terminations on December 31, 2008 due to reductions in benefits under their agreements related to Section 280G of the Internal Revenue Code of 1986, as amended.

(7)

Westfield Financial’s tax-qualified employee stock ownership plan provides that, in the event of a change in control, a portion of the proceeds from the sale of shares of our common stock held in a suspense account for future allocation to employees would be applied to repay the outstanding balance on the loan used to purchase the unallocated shares. The remaining unallocated shares (or the proceeds from their sale) would be distributed on a pro-rata basis among the accounts of plan participants. Westfield Financial estimates this distribution to be approximately $2.91per unallocated share, based on 455,591 allocated shares, 1,551,466 unallocated shares, an outstanding loan balance of $11,502,649 and stock price of $10.32 per share, which is the closing sales price for a share on December 31, 2008. Under the terms of Westfield Financial’s Benefit Restoration Plan, a corresponding earnings credit would be applied to accumulated share equivalents under this plan. The figures shown represent an estimated earnings credit of $2.91 per share equivalent credited to each of the named individuals who participate in the tax-qualified employee stock ownership plan.

(8)

The employment agreements in effect for Messrs. Williams and Janosco provide that Westfield Financial will indemnify them, on a net after-tax basis, against the effects of a 20% federal excise tax that is applied to payments that are contingent on a change in control, where the aggregate value of such payments equals or exceeds three times the individual’s average five-year W-2 earnings for the period of five consecutive calendar years ending prior to the date of the change in control. The figure shown reflects an estimate of the indemnification payment that would be due to each named individual. This figure would be non-deductible for tax purposes to Westfield Financial.

Director Compensation

Meeting Fees. Directors’ compensation is recommended to the Board of Directors by the Compensation Committee after consultation with Westfield Financial’s outside compensation consultant who reviews compensation of directors at similar peer institutions. In developing its recommendations, the Compensation Committee considers whether such directors are fairly paid for the work required in a company of Westfield Financial’s size and scope and whether such compensation aligns the directors’ interest with the interests of the shareholders.

The members of the board of directors of Westfield Financial are identical to those of Westfield Bank. To date, Westfield Bank has compensated its directors for their services to the Bank. Westfield Financial has not paid any additional compensation to its directors for their additional services to the holding company. Westfield Financial expects to continue this practice until there is a business reason to establish separate compensation fees.

Westfield Bank’s practice has been to pay a fee of $1,000 to each of its non-employee directors for attendance at each Board meeting. In addition, each member of the Executive Committee received $1,733 per month for meetings, each member of the Audit Committee received $700 for each meeting the member attended, each member of the Compensation Committee received $300 for each meeting the member attended, and each member of the Nominating Committee received $300 for each meeting the member attended. Westfield Bank paid fees totaling $200,700 to its non-employee directors for the year ended December 31, 2008.

Directors’ Deferred Compensation Plan. Westfield Bank has established the Westfield Bank Directors’ Deferred Compensation Plan for the benefit of non-employee directors. Under the Deferred Compensation Plan, each non-employee director may make an annual election to defer receipt of all or a portion of his or her director fees received from Westfield Financial and Westfield Bank. The deferred amounts are allocated to a deferral account and credited with interest at an annual rate equal to the rate on the highest yielding certificate of deposit issued by Westfield Bank during the year or according to the investment return of other assets as may be selected by the Compensation Committee of Westfield Bank. The Deferred Compensation Plan is an unfunded, non-qualified plan that provides for distribution of the amounts deferred to participants or their designated beneficiaries upon the occurrence of certain events such as death, retirement, disability or a change in control of Westfield Financial or Westfield Bank (as those terms are defined in the Deferred Compensation Plan).

The following table sets forth information regarding compensation earned by the non-employee directors of Westfield Financial during the last fiscal year.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	Total
Victor J. Carra	14,000	28,112	21,060	63,172
David C. Colton, Jr.	34,300	28,112	21,060	83,472
Robert T. Crowley, Jr.	15,500	28,112	21,060	64,672
Harry C. Lane	32,800	28,112	21,060	81,972
William H. McClure (4)	6,100	-	-	6,100
Mary C. O’Neil	35,800	28,112	21,060	84,972
Richard C. Placek	14,500	28,112	21,060	63,672
Paul R. Pohl	13,400	28,112	21,060	62,572
Charles E. Sullivan	34,300	28,112	21,060	83,472

(1)	Includes retainer payments, meeting fees, and committee and/or chairmanship fees earned during the fiscal year, whether such fees were paid currently or deferred.
(2)

Represents the compensation cost recognized for the fiscal year in connection with restricted stock awards and options awards granted to the named executive officer, regardless of the year in which granted and calculated in accordance with FAS 123R for financial statement purposes. The grant fair value of the restricted stock grants made in 2008 for each of Messrs. Carra, Colton, Crowley, Lane, Placek, Pohl, Sullivan and Ms. O’Neil for FAS 123R purposes is $10.04. The grant fair value of the option awards made in 2008 for each of Messrs. Carra, Colton, Crowley, Lane, Placek, Pohl, Sullivan and Ms. O’Neil for FAS 123R purposes is $2.70. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based conditions. For more information concerning the assumptions used for these calculations, please refer to the discussion under Note 9 in the Notes to Consolidated Financial Statements attached to the Annual Report on Form 10-K for the year ended December 31, 2008. This amount does not reflect the value of dividends paid on unvested restricted stock.

(3)	The following unvested shares of restricted stock and options were outstanding as of December 31, 2008:

Name	Unvested Stock Awards	Unvested Option Awards
Victor J. Carra	11,200	31,200
David C. Colton, Jr.	11,200	31,200
Robert T. Crowley, Jr.	11,200	31,200
Harry C. Lane	11,200	31,200
Mary C. O’Neil	11,200	31,200
Richard C. Placek	11,200	31,200
Paul R. Pohl	11,200	31,200
Charles E. Sullivan	11,200	31,200

(4)	Mr. McClure retired from the Westfield Financial Board of Directors in May of 2008.

TRANSACTIONS WITH RELATED PERSONS

Compensation Committee Interlocks

None of the executive officers of Westfield Financial served as a member of another entity’s Board of Directors or as a member of the compensation committee (or other board committee performing equivalent functions) during 2008, which entity had an executive officer serving on the Board of Directors or as a member of the Compensation Committee of Westfield Financial. There are no interlocking relationships between Westfield Financial and other entities that might affect the determination of the compensation of our executive officers.

Transactions with Certain Related Persons

Westfield Bank makes loans to its executive officers, employees and directors. These loans are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with the general public prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectability or present other unfavorable features. Certain of these loans also require prior approval by the Board of Directors. This pre-approval requirement is triggered when the proposed loan, when aggregated with all outstanding loans to the executive officer or director, will exceed the greater of $25,000 or 5% of Westfield Bank’s unimpaired capital and unimpaired surplus. If the potential borrower is a director, he or she may not participate in the vote or attempt to influence the directors. Management and the Board of Westfield Financial periodically review all loans to executive officers, employees and directors. At March 23, 2009, loans to non-employee directors and their associates totaled $14.4 million.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Wolf & Company, P.C. to act as the independent registered public accounting firm for Westfield Financial for the fiscal year ending December 31, 2009, and we are asking shareholders to ratify the appointment.

Representatives of Wolf & Company, P.C. are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on this proposal is required to pass this proposal.

Our Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF WOLF & COMPANY, P.C. AS WESTFIELD FINANCIAL’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Independent Registered Public Accounting Firm Fees and Services

During the fiscal years ended December 31, 2008 and December 31, 2007, respectively, Westfield Financial retained and paid Wolf & Company, P.C. to provide audit and other services as follows:

	2008	2007
Audit Fees (1)	$260,700	$299,200
Tax Fees (2)	28,900	35,700
Total	$289,600	$334,900

(1)

Audit fees consisted of audit work performed in the preparation of financial statements as well as work generally only the independent auditors can reasonably be expected to provide, such as statutory audits.

(2)

Tax fees consisted of assistance with matters related to tax compliance and counseling.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker.

You may also request an additional proxy statement and annual report by sending a written request to:

Westfield Financial, Inc.

Attn: Philip R. Smith, Secretary

141 Elm Street

Westfield, Massachusetts 01085

Shareholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in their own discretion.

By Order of the Board of Directors,

Philip R. Smith

Secretary

Westfield, Massachusetts

April 13, 2009

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY WESTFIELD FINANCIAL, INC.

This Proxy is solicited on behalf of the Board of Directors of Westfield Financial, Inc. for the Annual Meeting of Shareholders to be held on May 21, 2009.		1.	The election of four candidates to serve as directors for a term of office to expire in 2012.	For ☐	With- hold ☐	For All Except ☐

The undersigned shareholder of Westfield Financial, Inc. hereby appoints James C. Hagan and Donald A. Williams, and each of them, with full powers of substitution, to represent and to vote as proxy, as designated, all shares of common stock of Westfield Financial, Inc. held of record by the undersigned on March 23, 2009, at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 21, 2009 at 10:00 a.m., Eastern Time, at the Sheraton Springfield Monarch Place Hotel, located at 1 Monarch Place, Springfield, Massachusetts 01144, or at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of the Annual Meeting of Shareholders and Proxy Statement, dated April 13, 2009, and upon such other matters as may properly come before the Annual Meeting. The undersigned hereby revokes all prior proxies.

		Nominees:	David C. Colton, Jr., James C. Hagan, Philip R. Smith and Donald A. Williams
		INSTRUCTION: TO WITHHOLD AUTHORITY to vote for any individual nominee(s), write that nominee's name(s) in the space provided:
This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this Proxy will be voted FOR the election of all nominees listed in Item 1 and FOR the proposal listed in Item 2.		2.	The ratification of the appointment of Wolf & Company, P.C. as Westfield Financial's independent registered public accounting firm for the fiscal year ending December 31, 2009.	For ☐	Against ☐	Abstain ☐
		The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement for the Annual Meeting dated April 13, 2009.

		I WILL ATTEND ANNUAL MEETING.		☐

Please be sure to date and sign this proxy card in the box below.	Date	The Board of Directors unanimously recommends a vote FOR the nominees named in Item 1 and a vote FOR the proposal in Item 2.
Sign above

Detach above card, sign, date and mail in postage paid envelope provided.

WESTFIELD FINANCIAL, INC.

PLEASE ACT PROMPTLY

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Please sign exactly as your name appears on this proxy. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate or partnership proxies should be signed by an authorized officer.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.